                                                                 EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Three Months Ended      Nine Months Ended
                                                     June 30,                June 30,
                                                ------------------      -----------------
                                                1998          1997      1998         1997
                                                ----          ----      ----         ----
                                                         (Dollars in Millions)

Consolidated income
   before income taxes......................    $ 55          $ 76      $171         $221
                                                ----          ----      ----         ----
Fixed charges:
   Interest.................................     249           228       722          680
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third)......................       1             1         4            3
                                                ----          ----      ----         ----

Total fixed charges.........................     250           229       726          683
                                                ----          ----      ----         ----
Earnings available
   for fixed charges........................    $305          $305      $897         $904
                                                ====          ====      ====         ====

Ratio of earnings to
   fixed charges<F1>........................    1.22          1.33      1.24         1.32
                                                ====          ====      ====         ====

-----------------
<F1>  In March 1987, TMCC guaranteed payments of principal and interest on
      $58 million principal amount of bonds issued in connection with the
      Kentucky manufacturing facility of an affiliate.
      In June 1998, TMCC guaranteed payments of principal and interest on
      $40 million principal amount of bonds issued in connection with the
      West Virginia manufacturing facility of an affiliate.
      As of June 30, 1998, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.